Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-108065, 333-30024, 333-133871, 333-34810, 333-39456, 333-173889, 333-133870) of EarthLink Holdings Corp. and in the related Prospectuses of our reports dated February 25, 2014, with respect to the consolidated financial statements of EarthLink Holdings Corp., and the effectiveness of internal control over financial reporting of EarthLink Holdings Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 25, 2014